Exhibit 10.15

March 6, 2015

To: Roger Lewis

From: Stephanie Pugliese

cc: Steve Schlecht

RE: Agreement for consulting services for March, 2015 – February, 2016

Dear Roger:

As a follow up to our phone conversation on February 23, 2015 I am sending you this proposal of services for the coming year.

We have agreed to a one-time payment of $60,000.00 to be paid to you on March 6, 2015. This amount reflects acknowledgement of work done in 2014 and your contributions to the successful year we had. In addition, we agree to a fee of $5,000.00 to be billed monthly for consulting services in the following areas:

1.	Continued regular consultations with our VP of Marketing, Suz Harms as you have been for the past several years

2.	Involvement in planning of marketing strategy, including media spend, direct interaction with our media planner and advertising agency partners and analysis of market opportunities

3.	Guidance in several strategic planning discussions for the total business, with dates to be determined throughout the year. These discussions will include input from several areas of the business outside of marketing, including merchandising and product development

4.	Participation in the opportunity assessment and budgeting for 2016 and involvement in discussions around a 3-5 year plan for growth

Roger, I value your partnership and know that you will continue to counsel our internal team with great diligence and attention to the opportunities that this Brand has ahead of us. I look forward to working with you closely this year.

Please sign and date on the line below and return this to me.

Sincerely,

Stephanie Pugliese	/s/ Roger Lewis
President and CEO	Roger Lewis
Duluth Trading Company